Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2010 Financial and Operating Results

Record Production
Q1 2010 59,865 BOE/D Up 10% from 54,320 BOE/D in Q1 2009
Q1 2010 Production Up 6% over Q4 2009
March 2010 62,545 BOE/D Up 11% vs. 56,585 BOE/D in Dec. 2009

Bakken Production from Sanish and Parshall Fields in North Dakota
Increases 23% to 23,365 BOE/D in March 2010 from
18,990 BOE/D in December 2009

Combined Production from the Company’s Two EOR Projects
Increases 8% to 17,690 BOE/D in March 2010 from
16,310 BOE/D in December 2009

Company Reports Net Income Available to Common Shareholders of
$81.2 Million or $1.46 per Diluted Share and Adjusted Net Income of
$62.3 Million or $1.15 per Diluted Share

Q1 2010 Discretionary Cash Flow Totals $214.6 Million

2010 Production Guidance Raised to 11.5% to 13% over 2009

DENVER – April 28, 2010 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the first quarter of 2010 totaled a record 5.39 million barrels of oil equivalent (MMBOE), of which 4.30 MMBOE were crude oil/natural gas liquids (80%) and 1.09 MMBOE was natural gas (20%).  This first quarter 2010 production total equates to a new record daily average production rate of 59,865 barrels of oil equivalent (BOE), and represents a 10% increase over the 54,320 BOE per day average rate in the first quarter of 2009.  Compared to the fourth quarter of 2009, production rose 6%.  The production increases in the first quarter of 2010 were primarily the result of organic production growth in Whiting’s North Dakota Bakken play and continued response from Whiting’s two CO2 enhanced oil recovery (EOR) projects.

Financial Results
Whiting reported first quarter 2010 net income available to common shareholders of $81.2 million, or $1.60 per basic share and $1.46 per diluted share, on total revenues of $351.3 million.  This compares to a first quarter 2009 loss of $43.8 million, or $0.92 per basic and diluted share, on total revenues of $163.8 million.  The fully diluted common share count of 59,153,000 used in the Company’s first quarter 2010 financial reporting assumes full conversion of the Company’s Convertible Perpetual Preferred Stock, or 7,946,000 shares.

The Company’s 2010 first quarter results include after-tax unrealized derivative gains of $18.9 million, or $0.32 per diluted share.  Excluding this gain and certain other items, Whiting reported first quarter 2010 adjusted net income available to common shareholders of $62.3 million, or $1.22 per basic share and $1.15 per diluted share.  This compared to a first quarter 2009 adjusted net loss available to common shareholders of $28.4 million, or $0.60 per basic and diluted share.  A reconciliation of adjusted net income available to common shareholders versus net income available to common shareholders is included later in this news release.

Discretionary cash flow in the first quarter of 2010 totaled $214.6 million, compared to the $71.9 million reported for the same period in 2009.  The increase in discretionary cash flow in the first quarter of 2010 versus the comparable 2009 period was primarily the result of an 87% increase in the Company’s realized oil price (net of hedging) as well as a 10% increase in the Company’s net production.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “Our Bakken play in North Dakota and our two EOR projects at the Postle and North Ward Estes fields continue to generate organic production growth.  All three projects are heavily weighted toward oil.  Based on the performance of these projects in the first quarter of 2010, we have increased our year-over-year production growth estimate to a range of 11.5% to 13.0%, up from a previous range of 9.5% to 11.5%.”

Mr. Volker continued, “Our first quarter discretionary cash flow of $214.6 million exceeded our $124.9 million of capital expenditures in the first quarter.  We used a portion of the excess cash flow to pay down bank debt.  At March 31, 2010, borrowings on our credit facility totaled $100 million, down from $160 million at December 31, 2009.  We expect to fund our capital expenditures through discretionary cash flow during the remainder of 2010.  We have a 210-well drilling program planned for 2010, which includes at least 13 gross wells at our Lewis & Clark prospect area.  One of our primary objectives in 2010 is to establish another resource play.  We believe our Lewis & Clark prospect area, where we have amassed a 211,000 net acre position, has the potential to be such a play.  By focusing on our Bakken drilling program, our two EOR projects and adding a new resource play, we expect our organic growth to continue in 2010 and beyond.”

Operations Update

Core Development Areas

Bakken and Three Forks Development Increases Production
The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the first quarter of 2010 and in March 2010:

Operated and Non-operated Net Production for Sanish and Parshall Fields (In BOE)
	1st Qtr 2010			March 2010
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	49,233	1,275,671	1,324,904	16,045	484,024	500,069
Non-Operated	536,556	90,533	627,089	192,458	31,852	224,310
	585,789	1,366,204	1,951,993	208,503	515,876	724,379

Daily BOE	6,510	15,180	21,690	6,725	16,640	23,365	(1)

(1)   Includes approximately 800 net BOE per day of NGLs and natural gas from plant operations.

Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 23,365 BOE per day in March 2010, up 23% from the 18,990 BOE average daily rate in December 2009 and up 57% from the 14,930 BOE average daily rate in March 2009.

Sanish Field.  From January 1 through April 20, 2010, Whiting completed 19 operated wells in the Sanish field, bringing to 83 the number of Whiting-operated wells in the field. One of these 19 wells, the Anderson 11-7TFH, was completed in the Three Forks formation flowing at an initial daily rate of 1,262 BOE.  Initial production rates from the 18 wells completed in the Bakken formation averaged 2,673 BOE per day.  The most recent Whiting-operated wells completed in the field were the Rohde 43-1H and the Holmberg 44-24H.  The Rohde 43-1H, an infill well, was tested on April 18, 2010 flowing at a daily rate of 2,685 barrels of oil and 1.6 million cubic feet (MMcf) of gas (2,946 BOE) from the Middle Bakken formation.  The well was fracture stimulated in 18 stages, all using sliding sleeve technology.  Whiting holds a 30% working interest and a 25% net revenue interest in the Rohde 43-1H, which was drilled in the center of the Sanish field.  This well offsets the Rohde 44-1H, which was completed flowing 2,528 BOE per day on June 25, 2009.

The Holmberg 44-24H, which was drilled on the west side of the Sanish field, flowed 2,198 barrels of oil and 2.2 MMcf of gas (2,558 BOE) during a 24-hour test of the Middle Bakken on April 13, 2010.  This well was fracture stimulated in 24 stages, 18 stages using sliding sleeves and six stages using the “plug and perf” method.  Whiting owns a 36% working interest and a 27% net revenue interest in the well.

As of April 20, 2010, 10 operated wells were being completed or awaiting completion and nine operated wells were being drilled in the Sanish field.  In 2010, Whiting intends to drill a total of 86 operated wells (48 net wells) in the field, of which 76 are planned Bakken wells and 10 are planned Three Forks wells.

Whiting’s net production from the Sanish field in the first quarter of 2010 averaged 15,180 BOE per day, an increase of 71% over the first quarter 2009 average rate of 8,890 BOE per day.  Our net production from the Sanish field averaged 16,640 BOE per day in March 2010, a 32% increase from 12,560 BOE per day in December 2009 and a 69% increase from 9,870 BOE per day in March 2009.  Whiting plans to continue with its current nine operated rig count in the Sanish field through 2012.

Whiting completed the installation of its 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota.  This 8-inch diameter line has a daily capacity of approximately 65,000 barrels of oil per day.  The pipeline came on stream in late December 2009 and is currently moving approximately 10,000 barrels of oil per day.  Whiting expects to have approximately two-thirds of its operated oil production in the pipeline upon completion of Enbridge’s tank facility at Stanley, which is expected to occur in June 2010.  The Company is currently saving between $1.00 and $2.00 per barrel in transportation costs for each barrel that is being transported through its pipeline rather than being transported by truck.

In January 2010, Enbridge Inc. increased its take-away capacity to 161,000 barrels per day from 110,000 barrels per day and has ongoing construction to further expand its take-away capacity.  Enbridge expects to add 30,000 barrels per day in the first quarter of 2011 and 85,000 barrels per day in the second quarter of 2013 for a total of 276,000 barrels per day of take-away capacity.

Whiting’s Robinson Lake gas plant is currently processing 26 MMcf per day.  Whiting expects capacity to be expanded to 35 MMcf per day in June 2010.  Whiting owns a 50% interest in the plant.  The plant receives 25% of the net proceeds from natural gas and NGL sales.  As of April 20, 2010, sales from the plant were 20.2 MMcf of gas and 3,579 barrels of NGLs per day, from which Whiting was netting 2.5 MMcf of gas and 447 barrels of NGLs per day due to its plant ownership.  Also as of April 20, 2010, there were 84 Whiting-operated wells and 74 third-party wells connected to the gas gathering system.

Parshall Field.  Immediately east of the Sanish field is the Parshall field, where we own interests in 73,241 gross acres (18,188 net acres).  The Company’s net production from its interests in the Parshall field during the first quarter of 2010 averaged 6,510 BOE per day, a 21% increase from the 5,360 BOE per day average in the first quarter of 2009.  Our net production from the Parshall field averaged 6,725 BOE per day in March 2010, a 5% increase from 6,430 BOE per day in December 2009 and a 33% increase from the 5,060 BOE average daily rate in March 2009.  As of April 20, 2010, we have participated in 116 wells at Parshall, of which 111 are producing, four are awaiting completion and one is being drilled.

Increasing Production from EOR Projects

Postle Field.  Production continues to increase from our Postle field, which produces from the Morrow sandstone, in Texas County, Oklahoma.  In the first quarter of 2010, the field produced at an average net rate of 9,270 BOE per day, representing a 26% increase from the 7,350 BOE net daily rate in the first quarter of 2009.  In March 2010, the field produced at an average net rate of 9,610 BOE per day, which was Postle’s highest production rate in 36 years.  The March 2010 average daily rate represents a 4% sequential increase over the net 9,200 BOE per day rate in December 2009.  The Postle field continued to outperform independent engineering estimates in the first quarter of 2010.  As of April 20, 2010, there was one drilling rig and four workover rigs active in the field.

North Ward Estes Field.  Production continues to ramp up at our North Ward Estes field, located in Ward and Winkler Counties, Texas.  Production from the field increased 23% to a net 7,530 BOE per day in the first quarter of 2010 from a net 6,118 BOE per day in the first quarter of 2009.  The field’s production averaged 8,080 BOE per day in March 2010, a 14% sequential increase over the 7,110 BOE per day net rate in December 2009.  At North Ward Estes, Whiting initiated Phase I of our CO2 injection project in May 2007 and Phase II began in March 2009.  Both phases are responding to the CO2, which is currently being injected at a rate of approximately 240 MMcf per day.  This includes approximately 123 MMcf of recycled gas.  In this field, Whiting is developing new and reactivated wells for water and CO2 injection and production purposes.  Whiting plans to install oil, gas and water processing facilities in a total of eight phases.  We estimate that Phase III-A will be substantially complete in the fourth quarter of 2010.  As of April 20, 2010, there were 25 workover rigs active in the field.

New Prospect Drilling Areas

Lewis & Clark Prospect Area. The Lewis & Clark prospect area is located in Golden Valley, Billings and Stark Counties, North Dakota.  Whiting currently holds 329,339 gross acres (211,128 net) in the Lewis & Clark area.  Based on gross acres, Whiting has up to 500 potential well locations on this acreage which could target the Three Forks formation.

Whiting anticipates drilling and completing at least 13 Three Forks wells on the prospect during 2010.  Drilling operations on the first of these 13 wells are expected to begin in mid-May 2010.

On November 25, 2009, Whiting completed the Federal 32-4HBKCE flowing 1,970 BOE per day during a 24-hour test of the Three Forks formation.  The well was fracture stimulated in 15 stages, all using sliding sleeve technology.  The discovery well’s average daily rate during the first 30, 60 and 90 days of production was 695 BOE, 531 BOE and 447 BOE, respectively, flowing up 4-1/2-inch casing.  Whiting holds a working interest of 84% and a net revenue interest of 71% in the Federal well.

Operated Drilling and Workover Rig Count
As of April 20, 2010, 12 operated drilling rigs and 44 operated workover rigs were active on our properties.  We were also participating in the drilling of two non-operated wells, one on the Gulf Coast and the other in the Parshall field.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	9	3
Other	1	4
Central Rockies
Flat Rock Field	0	1
EOR Projects
Postle	1	4
North Ward Estes	0	25
Permian	1	6
Gulf Coast	0	1
Totals	12	44

We expect our operated drilling rig count to average approximately 15 during 2010.

Other Notable Events in the First Quarter of 2010

Commercial Banking Facility. In April 2010, Whiting’s bank syndicate reaffirmed our borrowing base at $1.1 billion.  At March 31, 2010, we had $100 million drawn on, and $0.3 million in letters of credit outstanding under, the facility, yielding availability of $999.7 million.  Our debt to total capitalization ratio was 23.5% at March 31, 2010.  Given the reduction in bank debt and continued increase in cash flows, we were well within all financial covenants under our bank credit agreement and bond indentures at March 31, 2010.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2010 and 2009:

	Three Months Ended
Production	3/31/10	3/31/09	Change
Oil and condensate (MMBbls)	4.29	3.57	20%
Natural gas (Bcf)	6.56	7.89	(17%)
Total equivalent (MMBOE)	5.39	4.89	10%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$70.72	$32.55	117%
Effect of crude oil hedging (1)	(2.04)	4.10
Realized price	$68.68	$36.65	87%

Natural gas (per Mcf):
Price received	$5.63	$3.78	49%
Effect of natural gas hedging (1)	0.04	0.05
Realized price	$5.67	$3.83	48%

(1)
Whiting realized pre-tax cash settlement losses of $8.8 million on its crude oil hedges and gains of $0.2 million on its natural gas hedges during the first quarter of 2010.  A summary of Whiting’s outstanding hedges is included later in this news release.

First Quarter 2010 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months
	Ended March 31,
	2010	2009
Production (MMBOE)	5.39	4.89

Sales price, net of hedging	$61.65	$32.97
Lease operating expense	11.30	12.47
Production tax	4.66	1.95
General & administrative	2.53	1.84
Exploration	1.68	2.58
Cash interest expense	2.38	2.68
Cash income tax expense (benefit)	0.25	(0.11)
	$38.85	$11.56

During the first quarter, the company-wide basis differential for crude oil compared to NYMEX was $8.07 per barrel, which was a 24% improvement from our differential of $10.65 per barrel in the fourth quarter of 2009.  We expect our oil price differential to average between $8.25 and $9.25 during the second quarter of 2010.  Within the Bakken, Whiting-operated production has a current differential of $10.00 per barrel.

The company-wide basis differential for natural gas compared to NYMEX in the first quarter was at a premium of $0.33 per Mcf, which compared to a premium of $0.72 per Mcf in the fourth quarter of 2009.  We expect our natural gas to sell at a premium price of between $0.20 and $0.70 during the second quarter of 2010.

First Quarter 2010 Drilling Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three months ended March 31, 2010:

	Gross/Net Wells Completed				Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q1 10	28 / 9.8	2 / 1.1	30 / 10.9	93% / 90%	$ 124.9

Outlook for Second Quarter and Full-Year 2010
The following table provides guidance for the second quarter and full-year 2010 based on current forecasts, including Whiting’s full-year 2010 capital budget of $830.0 million (excluding any potential acquisition costs).

Guidance for the second quarter and full-year 2010 is as follows:

Guidance
	Second Quarter	Full-Year
	2010	2010
Production (MMBOE)	5.60 - 5.80	22.60 - 22.90
Lease operating expense per BOE	$ 10.60 - $ 11.00	$ 10.70 - $ 10.90
General and admin. expense per BOE	$ 2.50 - $ 2.70	$ 2.50 - $ 2.70
Interest expense per BOE	$ 2.70 - $ 2.90	$ 2.70 - $ 2.90
Depr., depletion and amort. per BOE	$ 18.10 - $ 18.40	$ 18.40 - $ 18.70
Prod. taxes (% of production revenue)	7.3% - 7.7%	7.4% - 7.8%
Oil price differentials to NYMEX per Bbl	$ 8.25 - $ 9.25	$ 8.25 - $ 9.25
Gas price premium to NYMEX per Mcf (1)	$ 0.20 - $ 0.70	$ 0.10 - $ 0.60

(1)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to page 12 of this news release for additional information.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of April 1, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	March 2010
Period	(Bbls per Month)	(per Bbl)	Oil Production

2010
Q2	700,643	$64.58 - $86.39	45.1%
Q3	690,398	$62.76 - $86.61	44.5%
Q4	675,146	$62.82 - $88.63	43.5%

2011
Q1	369,917	$56.73 - $85.28	23.8%
Q2	369,696	$56.72 - $85.26	23.8%
Q3	369,479	$56.71 - $85.22	23.8%
Q4	369,255	$56.69 - $85.21	23.8%

2012
Q1	339,054	$56.39 - $86.95	21.8%
Q2	338,850	$56.38 - $86.93	21.8%
Q3	338,650	$56.37 - $86.89	21.8%
Q4	338,477	$56.36 - $86.88	21.8%

2013
Q1	290,000	$55.34 - $85.94	18.7%
Q2	290,000	$55.34 - $85.94	18.7%
Q3	290,000	$55.34 - $85.94	18.7%
Oct	290,000	$55.34 - $85.94	18.7%
Nov	190,000	$54.59 - $81.75	12.2%

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of April 1, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	March 2010
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2010
Q2	41,835	$6.00 - $13.20	1.8%
Q3	40,555	$6.00 - $14.00	1.7%
Q4	39,445	$7.00 - $14.20	1.7%

2011
Q1	38,139	$7.00 - $17.40	1.6%
Q2	36,954	$6.00 - $13.05	1.6%
Q3	35,855	$6.00 - $13.65	1.5%
Q4	34,554	$7.00 - $14.25	1.5%

2012
Q1	33,381	$7.00 - $15.55	1.4%
Q2	32,477	$6.00 - $13.60	1.4%
Q3	31,502	$6.00 - $14.45	1.4%
Q4	30,640	$7.00 – $13.40	1.3%

Whiting also has the following fixed-price natural gas contracts in place as of April 1, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	March 2010
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2010
Q2	695,667	$5.36	30.0%
Q3	702,333	$5.36	30.3%
Q4	702,333	$5.36	30.3%

2011
Q1	659,000	$5.39	28.4%
Q2	665,333	$5.38	28.7%
Q3	649,667	$5.38	28.0%
Q4	649,667	$5.38	28.0%

2012
Q1	457,000	$5.41	19.7%
Q2	461,333	$5.41	19.9%
Q3	465,667	$5.41	20.1%
Q4	398,667	$5.46	17.2%

2013
Q1	360,000	$5.47	15.5%
Q2	364,000	$5.47	15.7%
Q3	368,000	$5.47	15.9%
Q4	368,000	$5.47	15.9%

2014
Q1	330,000	$5.49	14.2%
Q2	333,667	$5.49	14.4%
Q3	337,333	$5.49	14.6%
Q4	337,333	$5.49	14.6%

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2010	2009
Selected operating statistics
Production
Oil and condensate, MBbl	4,295	3,574
Natural gas, MMcf	6,557	7,890
Oil equivalents, MBOE	5,388	4,889
Average Prices
Oil, Bbl (excludes hedging)	$70.72	$32.55
Natural gas, Mcf (excludes hedging)	$5.63	$3.78
Per BOE Data
Sales price (including hedging)	$61.65	$32.97
Lease operating	$11.30	$12.47
Production taxes	$4.66	$1.95
Depreciation, depletion and amortization	$18.11	$20.46
General and administrative	$2.53	$1.84
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$351,270	$163,839
Total costs and expenses	$211,756	$233,642
Net income (loss) available to common shareholders	$81,220	$(43,759)
Earnings (loss) per common share, basic	$1.60	$(0.92)
Earnings (loss) per common share, diluted	$1.46	$(0.92)

Average shares outstanding, basic	50,911	47,600
Average shares outstanding, diluted	59,153	47,600
Net cash provided by operating activities	$194,537	$34,890
Net cash used in investing activities	$(122,495)	$(221,800)
Net cash (used in) provided by financing activities	$(70,949)	$184,299

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, April 29, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2010 financial and operating results.  Please call (866) 700-7441 (U.S./Canada) or (617) 213-8839 (International) and enter the pass code 62960271 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on April 29, 2010.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, April 29, 2010 and continuing through Thursday, May 6, 2010.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 21665433.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s First Quarter Form 10-Q for the three months ended March 31, 2010, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2010	December 31, 2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,053	$11,960
Accounts receivable trade, net	169,047	152,082
Derivative assets	5,655	4,723
Prepaid expenses and other	11,691	7,260
Total current assets	199,446	176,025

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	4,994,220	4,870,688
Unproved properties	112,008	100,706
Other property and equipment	94,051	100,833
Total property and equipment	5,200,279	5,072,227
Less accumulated depreciation, depletion and amortization	(1,365,713)	(1,274,121)
Total property and equipment, net	3,834,566	3,798,106

DEBT ISSUANCE COSTS	22,166	24,672

DERIVATIVE ASSETS	7,845	8,473

OTHER LONG-TERM ASSETS	22,148	22,266

TOTAL	$4,086,171	$4,029,542

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$23,329	$14,023
Accrued capital expenditures	38,685	29,998
Accrued liabilities	62,612	62,891
Accrued interest	11,348	10,501
Oil and gas sales payable	53,963	46,327
Accrued employee compensation and benefits	9,295	22,105
Production taxes payable	21,631	21,188
Deferred gain on sale	13,215	12,966
Derivative liabilities	51,637	49,551
Deferred income taxes	8,684	11,325
Tax sharing liability	1,857	1,857
Total current liabilities	296,256	282,732

NON-CURRENT LIABILITIES:
Long-term debt	719,594	779,585
Deferred income taxes	392,768	341,037
Derivative liabilities	112,353	137,621
Production Participation Plan liability	70,378	69,433
Asset retirement obligations	72,634	66,846
Deferred gain on sale	54,426	58,462
Tax sharing liability	21,094	20,744
Other long-term liabilities	2,928	2,997
Total non-current liabilities	1,446,175	1,476,725

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
6.25% convertible perpetual preferred stock, 3,450,000 issued and outstanding as of March 31, 2010 and December 31, 2009, aggregate liquidation preference of $345,000,000	3	3
Common stock, $0.001 par value, 75,000,000 shares authorized;
51,436,486 issued and 50,992,858 outstanding as of March 31, 2010, 51,363,638 issued and 50,845,374 outstanding as of December 31, 2009	51	51
Additional paid-in capital	1,543,321	1,546,635
Accumulated other comprehensive loss	16,162	20,413
Retained earnings	784,203	702,983
Total stockholders’ equity	2,343,740	2,270,085

TOTAL	$4,086,171	$4,029,542

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$340,694	$146,175
Gain on hedging activities	6,733	13,450
Amortization of deferred gain on sale	3,737	4,099
Interest income and other	106	115
Total revenues and other income	351,270	163,839
COSTS AND EXPENSES:
Lease operating	60,855	60,954
Production taxes	25,098	9,519
Depreciation, depletion and amortization	97,549	100,034
Exploration and impairment	12,906	17,314
General and administrative	13,634	8,980
Interest expense	15,692	14,680
Change in Production Participation Plan liability	945	396
Commodity derivative (gain) loss, net	(14,923)	21,765
Total costs and expenses	211,756	233,642
INCOME (LOSS) BEFORE INCOME TAXES	139,514	(69,803)
INCOME TAX EXPENSE (BENEFIT):
Current	1,330	(539)
Deferred	51,573	(25,505)
Total income tax expense (benefit)	52,903	(26,044)
NET INCOME (LOSS)	86,611	(43,759)
Preferred stock dividends	(5,391)	-
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$81,220	$(43,759)
EARNINGS (LOSS) PER COMMON SHARE, BASIC	$1.60	$(0.92)
EARNINGS (LOSS) PER COMMON SHARE, DILUTED	$1.46	$(0.92)
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	50,911	47,600
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	59,153	47,600

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Net Income (Loss) Available to Common Shareholders	$81,220	$(43,759)
Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(2,343)	(2,628)
Impairment Expense	2,409	3,001
Unrealized Derivative (Gains) Losses	(18,945)	14,937
Adjusted Net Income (Loss) (1)	$62,341	$(28,449)

Adjusted Net Income (Loss) Available to Common Shareholders per Share, Basic	$1.22	$(0.60)
Adjusted Net Income (Loss) Available to Common Shareholders per Share, Diluted	$1.15	$(0.60)

(1)
Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Net cash provided by operating activities	$194,537	$34,890
Exploration	9,063	12,633
Changes in working capital	16,345	24,373
Preferred stock dividends paid	(5,391)	-
Discretionary cash flow (1)	$214,554	$71,896

(1)
Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, gain/loss on mark-to-market derivatives and other non-current items less the gain on sale of properties, amortization of deferred gain on sale and preferred stock dividends paid.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.